News Release


Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III                      John Bostjancic
Executive Vice President                   Vice President, Corporate Development
Chief Administrative Officer               and Investor Relations
(609) 936-2481                             (609) 936-2239
jhenneman@Integra-LS.com                   jbostjancic@Integra-LS.com


          INTEGRA LIFESCIENCES ANNOUNCES CREATION OF MEDICAL INSTRUMENT
                 SELLING ORGANIZATION, FORMATION OF INTEGRA PAIN
                MANAGEMENT, AND ELIMINATION OF BIMECO OPERATIONS



Plainsboro, New Jersey / July 13, 2007/ -- Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today the formation of its Medical Instrument selling organization. The Medical Instrument selling organization consists of Miltex (R) instruments, Jarit (R) instruments, Luxtec(R) surgical lighting and distribution, and Integra Pain Management operations. Bob Perrett, who came to Integra through the Miltex acquisition one year ago, has been appointed the president. He will report to Jack Henneman, Integra's executive vice president and chief administrative officer and be advised by Howard Jamner, chairman of Jarit surgical instruments.

"In connection with the acquisitions of LXU Healthcare, Inc. (LXU) and Physician Industries we reviewed our distribution operations for possible restructuring," said Mr. Perrett. "When this restructuring is completed, we will sell our products through an integrated Acute Care sales organization, an Alternate Site sales organization, and to pain management customers."


Integra also announced that it will wind down its recently acquired Bimeco operations. Bimeco was acquired in May of this year as part of Integra's acquisition of LXU, and was a distributor of critical care products with direct sales coverage in the southeastern United States. The assets of the Bimeco operations consist primarily of inventory.


Integra previously announced that it expected to wind down certain products of LXU which are not core to its business. Integra expects to integrate LXU's administrative and distribution operations into Integra's existing infrastructure and generate cost savings.

In addition, Integra announced that it was combining the operations of Physician Industries, its recently acquired pain management business, with its Spinal Specialties product lines. Renamed "Integra Pain Management," the operation assembles and markets a comprehensive line of pain management products for acute and chronic pain, including customized trays for spinal, epidural, nerve block, and biopsy procedures.

Integra also announced the impairment of certain long-lived assets unrelated to the integration. These include the write-off of certain non-current assets associated with the EnduraTM product line, which was recalled during the second quarter, as well as intangible assets associated with its Neurosensor(TM) product line. These assets became impaired based on certain events and

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management decisions during the quarter. The Company is finalizing its assessment of the other intangibles. The pre-tax impact associated with these charges is estimated to fall between $2.5 and $3.5 million and will be finalized and reported by Integra in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

Including charges related to the acquisitions as well as the other charges noted above, Integra expects to incur charges of approximately $3.5 to $5 million in the second quarter.

"We expect a positive impact from the restructuring activities surrounding the LXU and Physician Industries acquisitions with projected cost savings, as compared to historical results, of approximately $1.5 million per year for 2008 and beyond," said Stuart M. Essig, Integra's President and Chief Executive Officer.

In the future Integra may record certain additional expenses or charges (such as acquisition-related charges, facility consolidation, manufacturing transfer system integration charges, and certain employee termination and related costs) that we will exclude in the calculation of adjusted earnings per share for historical periods and in providing adjusted earnings per share guidance.

Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products are used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery to treat millions of patients every year. Integra's headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).


This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning the discontinuation of certain businesses and expectations for newly acquired businesses and the expected impact of restructuring initiatives on Integra's future financial results. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra may not achieve the cost savings expected to result from these restructuring initiatives. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Risk Factors" included in item IA of Integra's Annual Report on Form 10-K for the year ended December 31, 2006 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

IART-F Source: Integra LifeSciences Holdings Corporation